EXHIBIT 99.1



Contacts:   Tom Livengood, CFO                                     PRESS RELEASE
            Carriage Services, Inc.
            281-556-7400
            Ken Dennard / kdennard@easterly.com
            Lisa Elliott / lisae@easterly.com
            Easterly Investor Relations
            713-529-6600


                    CARRIAGE SERVICES TO PLACE $75 MILLION
                      IN CONVERTIBLE PREFERRED SECURITIES

JUNE 1, 1999 - HOUSTON, TEXAS - Carriage Services, Inc. (NYSE:CSV) today announced that it will privately place $75 million of 7% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDESSM), convertible into approximately 3.7 million shares of Class A Common Stock at a conversion price of $20.4375. The placement is scheduled to close on June 3, 1999.

      "We are extremely pleased to have received such favorable capital support from a strong group of investors in our largest-ever equity offering," stated Melvin C. Payne, Carriage Services Chairman and CEO. "This financing is the centerpiece of a program to strengthen our capital structure and enable us to take advantage of the dramatically improved death care industry environment. We are also in the final stage of replacing and expanding our existing bank credit facility and are in the process of privately placing senior term debt with insurance companies. This capital program is expected to be essentially completed by the end of June and will provide substantial additional financial capacity which will be used to continue our rapid growth through acquisitions at a time when acquisition multiples are increasingly attractive.

      "In summary, we are continuing to improve operationally and will be well positioned financially to be opportunistic in our acquisition program, which we believe will create substantial shareholder value over the foreseeable future," concluded Mr. Payne.

      Carriage Services is the fourth largest publicly traded death care company. As of June 1, 1999, Carriage operated 179 funeral homes and 38 cemeteries in 31 states.

      These securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful.

      Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the following: the Company's ability to sustain its rapid acquisition rate, to manage the growth, and to obtain adequate performance from acquired businesses; the economy and financial market conditions, including stock prices, interest rates and credit availability, and death rates and competition in the Company's markets.